Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in millions, except per share amounts)

Railway operating revenues:
Coal	$899	$709	$2,608	$2,034
General merchandise	1,439	1,283	4,191	3,765
Intermodal	551	464	1,576	1,325
Total railway operating revenues	2,889	2,456	8,375	7,124

Railway operating expenses:
Compensation and benefits	736	680	2,240	2,049
Purchased services and rents	403	377	1,191	1,086
Fuel	385	259	1,186	771
Depreciation	217	204	641	612
Materials and other (note 1)	210	190	704	572
Total railway operating expenses	1,951	1,710	5,962	5,090

Income from railway operations	938	746	2,413	2,034

Other income - net	60	81	121	118
Interest expense on debt	114	113	339	347

Income before income taxes	884	714	2,195	1,805

Provision for income taxes:
Current	159	143	345	539
Deferred	171	126	414	172
Total income taxes (note 2)	330	269	759	711

Net income	$554	$445	$1,436	$1,094

Earnings per share (note 3):
Basic	$1.61	$1.21	$4.09	$2.95
Diluted	$1.59	$1.19	$4.03	$2.91

Weighted average shares outstanding (note 4):
Basic	343.2	366.3	349.8	368.5
Diluted	349.0	371.6	355.6	373.8

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2011	2010
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$242	$827
Short-term investments	152	283
Accounts receivable - net	1,029	807
Materials and supplies	212	169
Deferred income taxes	160	145
Other current assets	30	240
Total current assets	1,825	2,471

Investments	2,240	2,193

Properties less accumulated depreciation of $9,351 and
$9,262, respectively	23,978	23,231

Other assets	268	304

Total assets	$28,311	$28,199

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,329	$1,181
Short-term debt	-	100
Income and other taxes	221	199
Other current liabilities	331	244
Current maturities of long-term debt	55	358
Total current liabilities	1,936	2,082

Long-term debt	6,782	6,567

Other liabilities	1,788	1,793

Deferred income taxes	7,550	7,088
Total liabilities	18,056	17,530

Stockholders' equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 336,106,217 and 357,362,604 shares,
respectively, net of treasury shares	337	358
Additional paid-in capital	1,912	1,892
Accumulated other comprehensive loss	(753)	(805)
Retained income	8,759	9,224
Total stockholders' equity	10,255	10,669

Total liabilities and stockholders' equity	$28,311	$28,199

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 30,
	2011	2010
	($ in millions)

Cash flows from operating activities:
Net income	$1,436	$1,094
Reconciliation of net income to net cash provided
by operating activities:
Depreciation	646	617
Deferred income taxes	414	172
Gains and losses on properties and investments	(30)	(38)
Changes in assets and liabilities affecting operations:
Accounts receivable	(222)	(142)
Materials and supplies	(43)	(15)
Other current assets	60	50
Current liabilities other than debt	402	254
Other - net	101	136
Net cash provided by operating activities	2,764	2,128

Cash flows from investing activities:
Property additions	(1,433)	(907)
Property sales and other transactions	70	81
Investments, including short-term	(88)	(441)
Investment sales and other transactions	246	261
Net cash used in investing activities	(1,205)	(1,006)

Cash flows from financing activities:
Dividends	(432)	(384)
Common stock issued - net	95	59
Purchase and retirement of common stock (note 4)	(1,611)	(437)
Proceeds from borrowings - net	396	250
Debt repayments	(592)	(477)
Net cash used in financing activities	(2,144)	(989)

Net increase (decrease) in cash and cash equivalents	(585)	133

Cash and cash equivalents:
At beginning of year	827	996

At end of period	$242	$1,129

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$296	$296
Income taxes (net of refunds)	$121	$498

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.   MATERIALS AND OTHER

      During the first quarter of 2011, NS received an unfavorable ruling for an arbitration claim with an insurance carrier that failed to respond to insurance claims submitted by NS, related to the January 6, 2005 derailment in Graniteville, SC.  As a result, NS recorded a $43 million expense for the receivables associated with the contested portion of the claim and a $15 million expense for other receivables affected by the ruling for which recovery is no longer probable.

2.   INCOME TAXES

      During the second quarter of 2011, the Internal Revenue Service (IRS) completed its examination of NS' 2008 tax return and review of certain claims for refund for prior years that resulted in a decrease in income tax expense of $40 million.  Also during the second quarter, three states enacted tax law changes that decreased deferred income tax expense by $19 million.

      During the first quarter of 2010, the Patient Protection and Affordable Care Act, and the Health Care and Education Reconciliation Act of 2010 were signed into law.  Provisions of the Acts eliminated, after 2012, the tax deduction available for reimbursed prescription drug expenses under the Medicare Part D retiree drug subsidy program.  Accordingly, NS recorded a $27 million charge to deferred tax expense in the first quarter of 2010.

3.   EARNINGS PER SHARE

      For basic earnings per share, income available to common stockholders for the third quarters of 2011 and 2010 reflects $2 million each in reductions and $6 million for the first nine months of both 2011 and 2010 from net income for the effect of dividend equivalent payments made to holders of stock options and restricted stock units.

      For diluted earnings per share, income available to common stockholders reflects reductions of less than $1 million for the third quarter of 2011, $2 million for the third quarter of 2010, $2 million for the first nine months of 2011, and $6 million for the first nine months of 2010 for the effect of dividend equivalent payments made to holders of stock options.

4.   STOCK REPURCHASE PROGRAM

      NS repurchased and retired 23.8 million shares of Common Stock in the first nine months of 2011, at a cost of $1.6 billion and 7.8 million shares at a cost of $437 million for the same period of 2010.  The timing and volume of purchases is guided by management's assessment of market conditions and other pertinent factors.  Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings.  Since 2005, NS has repurchased and retired 103.2 million shares at a total cost of $5.7 billion.